As filed with the Securities and Exchange Commission on April 30, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Orphazyme A/S

(Exact name of registrant as specified in its charter)

The Kingdom of Denmark	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Ole Maaløes Vej 3, DK-2200

Copenhagen N

Denmark

Tel: +45 39178272

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Orphazyme A/S – Long-Term Incentive Program for 2021

Orphazyme A/S – Share-based Incentive Program for the Board of Directors for 2021

(Full title of the plans)

Orphazyme US, Inc.

180 N. LaSalle Street, Suite 3475

Chicago, Illinois 60601

(773) 770-6888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Copies to:

Joshua A. Kaufman

Divakar Gupta

Mark Ballantyne

Cooley LLP

55 Hudson Yards

New York, NY 10001

(212) 479-6000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Ordinary Shares, nominal value DKK 1 per share	990,000(3)	$9.36	$9,266,400	$1,011

(1)

These shares may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents one ordinary share. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-248669).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Registrant that become issuable under the Orphazyme A/S – Long-Term Incentive Program (the “LTIP”) and Orphazyme A/S – Share-based Incentive Program for the Board of Directors for 2021 (the “Board Incentive Program”) by reason of any share dividend, share split, recapitalization or other similar transaction.

(3)

Consists of (i) 950,000 ordinary shares to be issued upon vesting of restricted share units (“RSUs”) and performance share units (“PSUs”) granted under the LTIP or for retention purposes or reserved for issuance under the LTIP and (ii) 40,000 ordinary shares to be issued upon vesting of RSUs granted under the Board Incentive Program or reserved for issuance under the Board Incentive Program.

(4)

Estimated in accordance with Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee and is equal to the average of the high and low prices of the Registrant’s ADSs as reported on the Nasdaq Global Select Market for April 28, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.Plan Information*

Item 2.Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the LTIP and the Board Incentive Program, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference

The following documents previously filed by Orphazyme A/S (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F filed with the Commission on March 2, 2021;
(b)	The Registrant’s reports on Form 6-K filed with the Commission on February 26, 2021, March 1, 2021, March 3, 2021, March 26, 2021 and March 29, 2021; and
(c)

The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-39545) filed with the Commission on September 22, 2020, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.Description of Securities

Not applicable.

Item 5.Interests of Named Experts and Counsel

Not applicable.

Item 6.Indemnification of Directors and Officers

According to the Danish Companies Act, the general meeting is allowed to discharge the Registrant’s board members and members of its executive management from liability for any particular financial year based on a resolution relating to the financial statements. This discharge means that the general meeting will discharge such board members and members of the Registrant’s executive management from liability to the Registrant. However, the general meeting cannot discharge any claims by individual shareholders or other third parties. In addition, the discharge can be set aside in case the general meeting prior to its decision to discharge was not presented with all reasonable information necessary for the general meeting to assess the matter at hand.

Additionally, the Registrant has agreed to indemnify its board members and members of its executive management and employees, in relation to certain claims. The Registrant will not, however, indemnify its board members, executive management and employees, in respect of: (i) claims against a person pursuant to Danish law raised before the Danish Courts, except claims arising from the offer, sale and listing of the our securities in the United States and/or its subsequent status as a listed company in the United States, including in respect of its reports filed with or furnished to the U.S. Securities and Exchange Commission; (ii) claims against a person for damages and legal costs related to criminal and/or grossly negligent or willful acts or omissions committed by the indemnified person; (iii) claims against an indemnified person, which is attributable to the gaining or purported gaining of any profit or advantage to which the indemnified person or any related natural or legal person was not legally entitled; (iv) claims covered by insurance; (v) claims brought against the indemnified person by the Registrant or any subsidiary of the Registrant; and (vi) any sum payable to a regulatory authority by way of a penalty in respect of the indemnified person’s personal non-compliance with any requirement of a regulatory nature howsoever arising. The indemnification will be limited to a maximum amount per claim per person equivalent to the gross proceeds obtained by the Registrant in connection with the offering of ADSs in the United States pursuant to the Registrant’s prospectus dated September 28, 2020. The indemnification shall remain in force for a period of five years after the resignation or termination of the indemnified person from the Registrant or its subsidiaries, if the claims made within such period are related to such person’s services to the Registrant

There is a risk that such indemnification will be deemed void under Danish law, either because the indemnification is deemed contrary to the rules on discharge of liability in the Danish Company Act as set forth above, because the indemnification is deemed contrary to sections 19 and 23 of the Danish Liability and Compensation Act, which contain mandatory provisions on recourse claims between an employee (including members of our executive management) and the company, or because the indemnification is deemed contrary to the general provisions of the Danish Contracts Act.

In addition, the Registrant provides its board members and executive management with directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.Exemption From Registration Claimed

Not applicable.

Item 8.Exhibits

Exhibit Number	Description

4.1*	Articles of Association of Orphazyme A/S, as currently in effect

4.2

Form of Deposit Agreement among Orphazyme A/S, The Bank of New York Mellon, as depositary, and all owners and holders of American Depositary Shares issued thereunder (incorporated by reference to the Form F-6 Registration Statement (File No. 333-248669) filed with the Commission on September 8, 2020)

4.3	Form of American Depositary Receipt evidencing American Depositary Shares (included in exhibit 4.2)

5.1*	Opinion of Gorrissen Federspiel Advokatpartnerselskab, regarding the validity of the ordinary shares being registered

10.1*	Orphazyme A/S – Long-Term Incentive Program

10.2*	Orphazyme A/S – Share-based Incentive Program for the Board of Directors for 2021

23.1*	Consent of EY Godkendt Revisionspartnerselskab (formerly Ernst & Young P/S)

23.2*	Consent of Gorrissen Federspiel Advokatpartnerselskab (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*Filed herewith.

Item 8.Exhibits

See the Index to Exhibits attached hereto.

Item 9.Undertakings

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Copenhagen, Denmark, on April 30, 2021.

Orphazyme A/S

By:	/s/ Christophe Bourdon
Name:	Christophe Bourdon
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Christophe Bourdon and Anders Vadsholt, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on April 30, 2021 by the following persons in the capacities indicated.

Signature	Title

/s/ Christophe Bourdon	Chief Executive Officer (Principal Executive Officer)
Christophe Bourdon

/s/ Anders Vadsholt	Chief Financial Officer (Principal Financial and Accounting Officer)
Anders Vadsholt

/s/ Georges Gemayel	Chairman of the Board of Directors
Georges Gemayel, Ph.D.

/s/ Bo Jesper Hansen
Bo Jesper Hansen, Ph.D., M.D.	Deputy Chairman of the Board of Directors

/s/ Martin Bonde
Martin Bonde, Ph.D.	Director

/s/ Rémi Droller
Rémi Droller	Director

/s/ Stephanie Okey
Stephanie Okey	Director

/s/ Martijn Kleijwegt
Martijn Kleijwegt	Director

/s/ Anders Hedegaard
Anders Hedegaard	Director

/s/ Catherine Moukheibir
Catherine Moukheibir	Director

/s/ Carrolee Barlow
Carrolee Barlow	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Orphazyme A/S, has signed this registration statement or amendment thereto in Chicago, Illinois on April 30, 2021.

ORPHAZYME US, INC.

By:	/s/ Molly Painter
Name:	Molly Painter
Title:	President